Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiaries of the Registrant and Jurisdiction of Incorporation or Organization:

Portfolio Recovery Associates, LLC – Delaware

PRA Holding I, LLC – Virginia

PRA Holding II, LLC – Virginia

PRA Holding III, LLC – Virginia (Doing business as PRA Café)

PRA Receivables Management, LLC – Virginia

PRA Location Services, LLC – Delaware

PRA Government Services, LLC – Delaware (Sometimes doing business as RDS and BPA)

MuniServices, LLC – Delaware (Sometimes doing business as PRA Government Services)

Claims Compensation Bureau, LLC – Delaware (The Registrant owns 62% of this subsidiary)

PRA Professional Services, LLC – Virginia

PRA Australia Pty Ltd – Australia

PRA U.K. Holding Pty Ltd – United Kingdom (England and Wales)

Mackenzie Hall Holdings, Limited. – United Kingdom (Scotland) (acquired on January 16, 2012)

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